Exhibit 99.2

2018 euroPCR

Tyrocore: a proprietary polymer uniquely designed for vascular scaffolds

PD Dr. med Gregor Leibundgut
Medizinische Universitätsklinik
Kantonsspital Baselland
Liestal, Switzerland

1

Speaker's name : Gregor Leibundgut I have the following potential conflicts of interest to report: Receipt of honoraria or consultation fees: REVA Medical Potential conflicts of interest

Limited use of first generation BRS due to poor usability and clinical outcomes. The Tyrocore bioresorbable polymer is uniquely designed for vascular scaffold applications. Fantom, a second generation BRS made from Tyrocore, offers substantial improvements over first generation BRS. Novel Tyrocore Polymer Overcomes First Generation BRS Limitations

Tyrocore Composition Features Biocompatibility derived from tyrosine amino acid Strength polycarbonate phenyl ring structure (Iodinated diphenol) Radiopacity covalently bound iodine to polycarbonate backbone Ductility High molecular weight and composition provide ductility Flexibility Monomer molecules are linked with propane diol for flexibility Tyrocore Polymer Designed for Vascular Scaffolds Tyrocore Polymer Designed for Vascular Scaffolds Iodinated desamino-tyrosine polycarbonate Polylactic acid diol

2018 euroPCR

Tyrocore Offers Improved Properties Compared to PLLA

Properties of Tyrocore versus PLLA

Attribute	Tyrocore	PLLA[1]	Benefit
Ultimate Tensile Strength	100-110 MPa **2×**	50-70 MPa	Thinner struts Radial strength Longitudinal strength
Elongation at Break (Ductility)	120-200% **>50×**	2-10%	Single-step inflation Larger expansion range
X-Ray Visible	Yes ✓	No	Accurate placement

Radiopacity


Absorb
Fantom
DES

A single Fantom scaffold contains < 1% of the iodine found in 1 ml of contrast media

1) Poly(Lactic acid): Synthesis, Structure, Properties, and Applications. Edited by R.Auras, L-T.Lim, S.E.M.Selke, H.Tsuji. 2010 John Wiley & Sons, Inc.; p.141

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1) Includes coating. Ormiston, J. New BRS Platforms. Presented EBC Rotterdam 2016.; Foin, N. Biomechanical Assessment of Bioresorbable Devices. Presented CRT 2017. 2) Bench testing on 3.0 mm scaffolds in water at 37°C. Radial strength measured at 15% compression. Tests performed by and data on file at REVA Medical. Tyrocore’s high tensile strength enables Fantom to have thinner struts while improving strength and reducing recoil Fantom Improved Performance -33% 1.5 × 1/3

Fantom Resists Longitudinal Compression Leibundgut G et al. - unpublished data A force of ~0.2 N was found during recrossing with a balloon catheter Longitudinal Stent Compression Absorb Magmaris Fantom

euro PCR 2018

Tyrocore Benign Degradation and Resorption

Degradation

- > 80% molecular weight loss
- Vessel uncaged in 1 year

Resorption (mass loss)

- Results in reduced radiopacity over time
- Completed in ~ 4 years

Radiolabel ADME study shows
I_2DAT is safely excreted

Tyrocore Degradation


desamino-tyrosine polycarbonate
Polylactic acid diol
Hydrolysis
Iodinated diphenol
Polylactic acid diol
Enzymes
Cell metabolism
I
HO
I
O
OH
I2DAT
H
O
H
Water
&
O=C=O
Carbon dioxide

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0-3 months Structural support during critical vessel healing period Fantom Provides Support During Vessel Healing and Degrades in One Year Increase in strength due to hydration 0-1 month Degradation and vessel uncaged in one year 0-12 months Complete resorption within ~4 years

Fantom Absorb 3-month endothelialization in rabbit artery 6-month degradation in porcine artery 0-3 Months Fantom struts are covered with mature endothelium Substantially fewer adherent platelets than the Absorb control 4-12 Months Fantom shows no adverse reactions as vessel uncages No calcification at the interface between the tissue and the scaffold, which is observed with Absorb 12-42 Months Fantom final degradation and benign resorption Tyrocore Biocompatibility for Excellent Vessel Healing

0-12 Months - Degradation Absorb has an early peak of lactic acid associated with coating degradation Fantom has minimal lactic acid 12-42 Months - Resorption Absorb has a large lactic acid peak between 18 and 42 months associated with scaffold resorption Fantom lactic acid concentration is two orders of magnitude lower than Absorb during scaffold resorption Arterial Wall Lactic Acid Concentration during Scaffold Degradation Computational Model Tyrocore versus PLLA Degradation and Resorption Absorb Fantom Lactic acid concentration (mM) 1.2e-3 9.0e-4 6.0e-4 3.0e-4 0.0e+0

No changes to Tyrocore polymer composition or scaffold design Improved polymer processing and manufacturing techniques 1) Includes coating. Ormiston, J. New BRS Platforms. Presented EBC Rotterdam 2016.; Foin, N. Biomechanical Assessment of Bioresorbable Devices. Presented CRT 2017. 2) Bench testing on 3.0 mm scaffolds in water at 37°C. Radial strength measured at 15% compression. Tests performed by and data on file at REVA Medical. Thinner Struts (again) without Compromising Radial Strength Fantom Encore - Third Generation Bioresorbable Scaffold Strut Thickness (µm) Absorb1 Magmaris1 Fantom Fantom Encore 2.5 mm 157 µm n/a 125 µm 95 µm 3.0 mm 157 µm 166 µm 125 µm 105 µm 3.5 mm 157 µm 166 µm 125 µm 115 µm Radial Strength2 N/mm Higher is better

Tyrocore is a new and differentiated polymer for vascular scaffolds. Fantom offers substantial improvements over first generation BRS: Reduced strut thickness Increased radial strength Larger expansion range Radiopacity Improved vessel healing Fantom Encore has the thinnest struts of any bioresorbable scaffold1 without compromising radial strength or radiopacity. Tyrocore’s strength, biocompatibility, and safety profile has been demonstrated in pre-clinical and clinical studies. 1) 95 µm strut thickness in the 2.5 mm diameter size Conclusions